PITCAIRN FUNDS

                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICER

I.   COVERED OFFICERS/PURPOSE OF THE CODE


     Pitcairn Funds' code of ethics (this "Code") for the investment companies within the complex (the "Trust" and each, a "Fund") applies to the Trust's Principal Executive Officer and Principal Financial Officer/Principal Accounting Officer (the "Covered Officers") for the purpose of promoting:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Trust;

     o   compliance with applicable laws and governmental rules and regulations;

     o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     o   accountability for adherence to the Code.

     Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

     OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Trust.

     Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended ("Investment Company Act") and the Investment Advisers Act of 1940, as amended ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as "affiliated persons" of the Trust. The Trust's and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

     Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and the investment adviser, of which the Covered Officers are

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also officers or employees. As a result, this Code recognizes that the Covered
Officers will, in the normal course of their duties (whether formally for the Trust or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, for purposes of this Code such activities will be deemed to have been handled ethically. In addition, it is recognized by the Trust's Boards of Trustees (the "Board") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

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         Each Covered Officer must:

     o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

     o not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Trust; and

     o not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith.


     There are some conflict of interest situations that should always be approved by the Chief Legal Officer of the Trust's investment adviser if material. Examples of these include:

     o service by the Covered Officer or his spouse as a director on the board of any public company;

     o the receipt by the Covered Officer or his spouse of any non-nominal gifts (other than from the Trust's administrator, adviser or counsel) in excess of $250;

     o the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business- related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

     o any ownership interest in, or any consulting or employment relationship with, any of the Trust's service providers, other than (1) the Trust's investment adviser, principal underwriter, administrator or any affiliated person thereof, or (2) an indirect ownership interest in one

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         of the Trust's service providers arising from the Covered Officer's employment, such as an interest through a 401(k) plan, retirement plan or employee revocable trust that owns shares of a mutual fund that in turn owns shares of one of the Trust's service providers; and

     o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares, other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III. DISCLOSURE AND COMPLIANCE

     o Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Trust;

     o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust's trustees and auditors, and to governmental regulators and self-regulatory organizations;

     o each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Trust and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust; and

     o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.  REPORTING AND ACCOUNTABILITY

         Each Covered Officer must:

     o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read and understands the Code;

     o annually thereafter affirm to the Board that he has complied with the requirements of the Code; and

     o notify the Chief Legal Officer promptly if he knows of any violation of this Code (failure to do so is itself a violation of this Code); and

     o report at least annually any affiliations or other relationships that may indicate a potential conflict of interest by submitting a copy of the completed directors' and officers' questionnaire to the Committee identified below.


     The Chief Legal Officer of the Trust's investment adviser is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.(1) The Chief Legal Officer will consider any approvals or

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(1) The Chief Legal Officer is authorized to consult, as appropriate, with the chair of the Committee, counsel to the Trust and counsel to the independent trustees, and is encouraged to do so.

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waivers(2) sought by the Principal Financial Officer/Principal Accounting
Officer. Any approvals or waivers sought by the Principal Executive Officer will be considered by the Independent Trustees (the "Committee").

     The Trust will follow these procedures in investigating and enforcing this Code:

     o the Chief Legal Officer will take all appropriate action to investigate any potential violations reported to him;

     o if, after such investigation, the Chief Legal Officer believes that no violation has occurred, the Chief Legal Officer is not required to take any further action;

     o any matter that the Chief Legal Officer believes is a violation will be reported to the Committee;

     o if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

     o   the Committee will be responsible for granting waivers, as appropriate;
         and

     o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.  OTHER POLICIES AND PROCEDURES

     This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds' adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Trust's and the investment adviser's codes of ethics under Rule 17j-1 under the Investment Company Act and the adviser's more detailed policies and procedures set forth in its Code of Conduct are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.  AMENDMENTS

     Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of independent trustees.

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(2) Item 2 of Form N-CSR defines "waiver" as "the approval by the registrant of a material departure from a provision of the code of ethics" and "implicit waiver," which must also be disclosed, as "the registrant's failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer" of the registrant.

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VII.  CONFIDENTIALITY

         All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than to any Trustee, officers of the Trust, and respective counsels to the Board and independent trustees.

 VIII.  INTERNAL USE

     The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.




Date:  October 30, 2003





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